For further information, contact:	Don Pearson
Vice President & CFO
847.851.1626

AMCOL INTERNATIONAL CORPORATION (NYSE:ACO)
REPORTS RESTATEMENT OF 2ND AND 3RD QUARTER 2008 RESULTS

HOFFMAN ESTATES, IL., JANUARY 29, 2009—AMCOL International Corporation (NYSE:ACO) is reporting that our Audit Committee, upon the recommendation of management, has determined that our unaudited consolidated financial statements for the quarters ended September 30 and June 30, 2008 should no longer be relied upon because we did not properly account for the fair value of derivative instruments held by Ashapura Minechem Limited, a publicly traded Indian company (Ashapura).  We hold a 21% interest in Ashapura and account for this investment using the equity method of accounting.  We intend to restate the financial results reported in our quarterly report on Form 10-Q for the quarters ended September 30 and June 30, 2008.  We expect to file amended quarterly reports on Form 10-Q for these two quarters to properly reflect these instruments as soon as possible.

Historically, Ashapura has entered into a variety of derivative contracts to hedge foreign currency exposure on its receivables and payables.  These derivative contracts primarily relate to the conversion of currencies between the United States Dollar (USD) and the Indian Rupee. Unlike Indian accounting principles, accounting principles generally accepted in the United States (US GAAP) require that we record the fair value of these derivative contracts in our balance sheet as of the end of each reporting period and record the changes in these fair values in our statement of operations.  In the course of preparing our financial statements for the year ended December 31, 2008, we discovered that we have not historically included some of Ashapura’s derivative contracts in the fair value calculations and have not correctly computed the fair value of their other derivative contracts.  We have reviewed the impact of this error on our previously issued financial statements and will restate our unaudited consolidated financial statements for the second and third quarters of 2008 to recognize unrealized, non-cash, fair market valuations of Ashapura’s derivative contracts as of the end of each period.

AMCOL PRESS RELEASE

The effects of the change on our results for the second and third quarters of 2008 are shown below:

	(In Thousands)
	Quarter Ended June 30, 2008		Quarter Ended September 30, 2008
	As Reported	As Restated	As Reported	As Restated
Condensed Consolidated Balance Sheets
Investments in and advances to affiliates and joint ventures	$62,524	$57,605	$63,668	$41,086
Total assets	799,681	796,494	828,942	809,608
Retained earnings	274,966	271,750	288,084	268,093
Accumulated other comprehensive income	39,820	39,849	26,518	27,175
Total liabilities and owners equity	799,681	796,494	828,942	809,608
Condensed Consolidated Statements of Operations
Income (loss) from affiliates and joint ventures	2,381	(835)	1,971	(14,804)
Net income	17,852	14,636	18,590	1,815
Basic earnings per share	$0.59	$0.48	$0.61	$0.06
Diluted earnings per share	$0.58	$0.47	$0.60	$0.06

In addition, for the fourth quarter ended December 31, 2008, we will include a $5.9 million, or $.19 per diluted share, non-cash charge within our losses from affiliates and joint-ventures for the fair value of the derivative instruments held by Ashapura.  The comparable amounts for the twelve month period ended December 31, 2008 are $25.9 and $.84 respectively.  We will announce our fourth quarter 2008 earnings in a press release to be issued later today.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the estimated amounts to be restated, the timing of the filing of amendments to AMCOL’s Form 10-Qs for the quarters ended September 30 and June 30, 2008 and the effect of the restatements on previously reported net income in those periods.  Such forward-looking statements are subject to many uncertainties, which include factors detailed from time to time in AMCOL’s annual report and other reports filed with the Securities and Exchange Commission.  AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL’s expectations.

AMCOL PRESS RELEASE

AMCOL International, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty mineral products used for industrial, environmental and consumer-related applications.  AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company  and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc.  AMCOL’s common stock is traded on the New York Stock Exchange under the symbol ACO.  AMCOL’s web address is www.amcol.com.